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                                                                                                                   EXHIBIT 12(d)


                          BANK OF BOSTON CORPORATION
   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the quarters ended March 31,1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                        Quarters Ended March 31,        Years Ended December 31,
(Dollars in thousands)
                            1994            1993              1993            1992            1991            1990            1989
                            ----            ----              ----            ----            ----            ----            ----
Net income (loss)       $ 96,140        $ 83,675        $  299,026      $  278,881      $ (113,155)     $ (468,248)     $  138,114
Extraordinary items,
  net of tax               6,535                                           (72,968)         (7,758)        (43,649)
Cumulative effect of
  changes in accounting
  principles, net of tax                 (24,203)          (24,203)
Income tax expense
  (benefit)               81,457          40,894           214,683         152,781         (57,990)          2,579          84,951
                        --------        --------        ----------      ----------      ----------      ----------      ----------
     Pretax earnings
        (loss)          $184,132        $100,366        $  489,506      $  358,694      $ (178,903)     $ (509,318)     $  223,065
                        ========        ========        ==========      ==========      ==========      ==========      ==========
Fixed charges:
     Portion of rental
     expense (net of
     sublease rental
     income) which
     approximates the
     interest factor       6,701           6,573            27,063          28,159          30,370          38,747          35,482
Interest on borrowed
    funds                143,299          71,451           377,874         344,908         361,510       1,229,816       1,953,723
Interest on deposits     239,606         264,681         1,015,956       1,406,742       1,808,436       3,236,691       3,357,336
                        --------        --------        ----------      ----------      ----------      ----------      ----------
    Total fixed charges  389,606         342,705         1,420,893       1,779,809       2,200,316       4,505,254       5,346,541

Preferred stock dividend
  requirements            16,705          13,395            61,377          33,186          13,255          13,748          22,568
                        --------        --------        ----------      ----------      ----------      ----------      ----------
Total combined fixed
  charges and preferred
  stock dividend
  requirements          $406,311        $356,100        $1,482,270      $1,812,995      $2,213,571      $4,519,002      $5,369,109
                        ========        ========        ==========      ==========      ==========      ==========      ==========
Earnings (for ratio
  calculation) (Pretax
  earnings (loss) plus
  total fixed charges)  $573,738        $443,071        $1,910,399      $2,138,503      $2,021,413      $3,995,936      $5,569,606
                        ========        ========        ==========      ==========      ==========      ==========      ==========
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividend requirements     1.41            1.24              1.29            1.18             .91             .88            1.04
                        ========        ========        ==========      ==========      ==========      ==========      ==========

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For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the quarters ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 reflect the reclassification of Brazilian translation gains and losses. Information for the years ended December 31, 1990 and 1989 is unavailable without unreasonable effort and expense.